COMPUTATION OF EARNINGS PER SHARE
                      AND EQUIVALENT SHARES OF COMMON STOCK
                                   (Unaudited)
                 (thousands except share and per share amounts)




                                                     Three Months Ended
                                                   ----------------------
                                                   March 29,     March 30,
                                                     1997          1996
                                                   --------      --------

   Average Shares Outstanding
   1.  Weighted average number of shares of
      common stock outstanding during the
      period                                      8,162,831     6,145,220

   2.  Net additional common equivalent shares
      assuming exercise of common stock
      warrants as computed under the treasury
      stock method                                   10,751        14,041
                                                  ---------     ---------

   3.  Weighted average number of shares and
      equivalent shares of common stock
      outstanding during the period               8,173,582     6,159,261
                                                  =========     =========

   Income (Loss)
   4.  Net (loss) available for common stock     $   (5,190)  $    (6,174)
                                                  =========     =========

   Per Share Amounts
   5.  Earnings (loss)                           $    (0.63)  $     (1.00)
                                                  =========     =========


     Earnings (loss) per share is computed by dividing net income (loss) available for common stock, by weighted average number of shares of common stock and common stock equivalents (warrants), unless anti-dilutive, outstanding during the periods.